Exhibit 99.1

 iGATE Corporation Reports Revenues of $77.3 Million for First Quarter 2004

   * Revenues increase 4.5% over prior quarter and 12.6% year-over-year

   * Inauguration of two separate Indian development centers increases offshore capability

  PITTSBURGH, May 6 /PRNewswire-FirstCall/ -- iGATE Corporation
(Nasdaq: IGTE), a US-based global provider of IT and BPO services, today announced consolidated revenues of $77.3 million for the quarter ended
March 31, 2004, a 4.5% increase compared with $73.9 million reported in the fourth quarter of 2003 and a 12.6% increase from $68.6 million in the same period a year ago.
  (Logo: http://www.newscom.com/cgi-bin/prnh/20010110/IGTELOGO )
  Net loss for the quarter ended March 31, 2004 was ($1.8) million or ($0.03) per share compared with ($0.5) million or ($0.01) per share in the same quarter a year ago.
  Commenting on the quarter, Sunil Wadhwani, iGATE's Chief Executive Officer and Co-Founder stated, "Despite our loss for the quarter, we are pleased with the results as we continue to make progress with our strategy to increase our offshore outsourcing capabilities. iGATE Global Solutions significantly increased its infrastructure with the recent completion of two separate development centers in India. The integration and consolidation of our prior Indian acquisitions continues and our sales team is now in place. The transitioning of our revenues is occurring and our solutions pipeline is growing. We expect to see both revenue and profitability improvements in the second half of 2004 as we begin to leverage our additional infrastructure and the experience of our new management group."
  Commenting on the net loss for the quarter, Michael Zugay, iGATE's Chief Financial Officer said, "The first quarter loss of ($0.03) per share was within our previously announced guidance. When we consider that we've absorbed more than $2.0 million per quarter in higher S,G&A expenses from the acquisitions made in India in mid-2003 and another $1.6 million in non-cash charges this quarter for amortization and deferred compensation also related to these same acquisitions, our financial progress and improvement becomes much more evident."
  Phaneesh Murthy, CEO of iGATE Global Solutions Ltd., ("iGS") commenting on iGATE Global Solutions' results this quarter stated, "We are focused on quality, long-term relationships with our marquee clients, while we continue to build infrastructure within the IT, BPO and contact center operations. Another key initiative is our focus on operational efficiency through integration and consolidation. We expect that the quality of our customer base, our revenue streams and our operational efficiencies will yield positive operating results in the second half of this year."
  "The offshore services market is now recognized as an effective way to provide global organizations a distinct competitive advantage in a number of areas such as IT and transaction processing. We are excited and optimistic about iGATE's ability to take advantage of the long-term growth prospects in the offshore services market," said Ashok Trivedi, iGATE Corporation's President and Co-Founder.

  Offshore Outsourcing Services
   * With a continued focus on offshore expansion, iGS in February 2004 officially inaugurated a 100,000-square-foot campus which is part of Phase I of its Whitefield operation located in Bangalore, India. This state-of-the-art facility currently houses approximately 900 professionals and is situated on over 14 acres of land. In addition to this, in late April 2004, iGS inaugurated a 65,000-square-foot development center located in Hyderabad, India.
   * Due to its considerable expertise in SAP implementation, iGS has been selected as SAP's offshore partner for xRPM, a new software which enables users to manage and execute complex IT and R&D projects.
   * iGS's previously announced acquisition of Symphoni from iGATE
    Corporation is proceeding. We have experienced some delays in the process but expect final approval from the regulatory authorities in India within the next several weeks. Symphoni provides consulting services to leading U.S. banks and financial institutions and had revenues of approximately $11.1 million and an operating loss of ($0.8) million in 2003.
   * As discussed in our previous quarterly announcement, iGS intends to acquire the remaining 49% of Quintant Services instead of iGATE Corporation. This simplified ownership structure will combine 100% of Quintant under iGS and will eliminate the initially planned joint-ownership of Quintant by both iGATE Corporation and iGS. Instead of using iGS stock to complete this transaction, iGS will now pay approximately 32% of the purchase price in cash with the remaining 68% in iGS stock. This change was required to provide the selling shareholders with enough cash to fund the payment of taxes on the transaction under Indian tax regulations. This deal is expected to be finalized within the next several weeks as it is also subject to Indian government approval.

    Professional Services
     * Revenues in the iGATE Professional Services segment increased 6.1% sequentially to $37.2 million this quarter, as the staffing business for the third quarter in a row showed signs of an improving and somewhat more stable business environment. Increased activity in iGATE's North-American staffing operations was primarily responsible for this revenue increase.
     * The gross margin percentage in this segment declined by approximately 1.0% from the previous quarter due to continued pricing pressure in all staffing operations around the world and the use of more independent contractors rather than permanent employees, particularly in the operations outside the United States.
     * S,G&A expenses for the segment represented 14.2% of revenues, which is consistent with the fourth quarter of 2003 and with S,G&A expenses recorded in the same quarter a year ago.
     * Overall, this portion of our operation remains profitable and continues to provide the Company with the opportunity to invest in iGS's solutions businesses.

    Looking ahead to Q2 2004, Sunil Wadhwani added, "As iGATE Global Solutions continues to integrate its global operations and leverage its offshore infrastructure and iGATE Professional Services continues its profitability and positive cash flow, we expect our second quarter 2004 revenues and earnings to improve from the first quarter 2004. We expect our revenues to increase slightly from Q-1 and our second quarter's loss to range between ($0.02) and ($0.03) per share. We continue to make progress and we are optimistic about iGATE Global Solutions' long-term outlook. We believe we are well positioned to take advantage of the offshore BPO market growth through iGS's unique, integrated IT and BPO approach."
    iGATE will host its third quarter earnings conference call at 10:00 am ET, on Thursday, May 6, 2004. The call will be webcast at iGATE Corporation's new website address www.igatecorp.com via the Investor Relations section of the site. Investors should log on 10 minutes prior to the start of the program.
    A replay of the call will be available beginning at approximately 1:00 p.m. May 6, 2004 through 12:00 midnight, May 13, 2004. Domestic callers can access the replay by dialing 800-642-1687 and entering pass code 6359455. International callers can access the replay by dialing 706-645-9291 and entering the same pass code: 6359455. The webcast will be available for replay though May 13, 2004 on iGATE's corporate website.

    About iGATE:
    iGATE Corporation (Nasdaq: IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, system integration, package evaluation and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services.
    The company services more than 500 clients across five continents.
Clients rely on iGATE because of our high quality of service, our responsiveness and our cost-effective global reach. More information on iGATE is available at www.igatecorp.com .

    "Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995:
    Some of the statements in this publication that are not historical facts are forward-looking statements. Those forward-looking statements include our financial, growth and liquidity projections as well as statements concerning our plans, strategies, intentions and beliefs concerning our business, cash flows, costs and the markets in which we operate. Without limiting the foregoing, the words "believes," "plans," "hopes," "expects," "anticipates," and similar expressions are intended to identify certain forward-looking statements. These statements are based on the information currently available to us, and we assume no obligation to update these statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from these forward-looking statements. These risks include, but are not limited to, our ability to predict our financial performance, the level of market demand for our services, the highly-competitive market for the types of services that we offer, the impact of competitive factors on profit margins, market conditions that could cause our customers to reduce their spending for our services, our ability to create, acquire and build new businesses and to grow our existing businesses, our ability to attract and retain qualified personnel, our ability to reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India, and changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in our filings with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2003.


                                 iGATE Corporation
                         Consolidated Statements of Income
                   (dollars in thousands, except per share data)

                                                      Three Months Ended
                                            March 31, 2004    March 31, 2003

      Revenues                                     $77,255           $68,611

      Cost of revenues                              58,621            50,519

      Gross margin                                  18,634            18,092

      Selling, general and administrative           20,648            16,610

      (Loss) income from operations                 (2,014)            1,482

      Other income, net                                780             1,042

      Minority interest                                (23)             (320)

      Equity in losses of affiliated companies        (100)                -

      (Loss) income before income taxes             (1,357)            2,204

      Provision for income taxes                       395             2,668

      Net loss                                     $(1,752)            $(464)

      Net loss per common share, Basic              $(0.03)           $(0.01)

      Weighted average common shares
       outstanding, Basic                           52,226            51,516


      Reconciliation of GAAP loss to net
       (loss) earnings excluding the tax
       provision related to the sale of
       eJiva to iGATE Global Solutions(1):

      Net loss                                     $(1,752)            $(464)

      Add: provision for income taxes
       related to the sale of eJiva to
       iGATE Global Solutions                            -             1,786

      Net (loss) earnings excluding the
       provision for income taxes related
       to the sale of eJiva to iGATE
       Global Solutions                            $(1,752)           $1,322

      Net (loss) earnings excluding the
       provision for income taxes per
       common share:                                $(0.03)            $0.03

     (1) This reconciliation is for informational purposes only, and is not a substitute for the GAAP financial information presented above under net loss.


                                iGATE CORPORATION
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                             (dollars in thousands)

                                                  March 31,      December 31,
                                                    2004              2003
                  ASSETS
    Current assets:
         Cash and cash equivalents                 $32,148           $36,133
         Short term investments                     32,789            39,582
         Accounts receivable, net                   67,292            53,838
         Prepaid and other current assets            7,043             7,563
         Prepaid income taxes                          400               792
         Deferred income taxes                       5,181             4,545
               Total current assets                144,853           142,453

    Investments in unconsolidated affiliates         2,750             2,931
    Land, building, equipment and leasehold
     improvements, net                              22,636            16,770
    Goodwill                                        11,067            10,524
    Intangible assets, net                           7,691             8,262
               Total assets                       $188,997          $180,940

       LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
         Accounts payable                          $14,697           $11,737
         Accrued payroll and related costs          20,550            19,149
         Accrued income taxes                          482             1,102
         Other accrued liabilities                  10,272             8,178
         Deferred revenue                              597               994
               Total current liabilities            46,598            41,160

         Other long term liabilities                 1,004             1,304
         Deferred income taxes                      10,492             9,467
               Total liabilities                    58,094            51,931

         Minority interest                           7,551             6,874

    Shareholders' equity:
         Common Stock, par value $0.01 per share       530               529
         Additional paid-in capital                160,930           160,336
         Retained deficit                          (20,251)          (18,499)
         Deferred compensation                      (8,119)           (8,933)
         Common stock in treasury, at cost         (14,714)          (14,714)
         Accumulated other comprehensive income      4,976             3,416
              Total shareholders' equity           123,352           122,135
               Total liabilities and
                shareholders' equity              $188,997          $180,940


                                                   iGATE
                                         iGATE  Professional  iGATE
    Three Months Ended March 31, 2004  Solutions  Services  Corporate  Total

    External revenues                   $39,402   $37,199      $654  $77,255
    Cost of revenues                     27,871    30,437       313   58,621
    Gross margin                         11,531     6,762       341   18,634
    Selling, general and administrative  12,285     5,286     3,077   20,648
    (Loss) income from operations         $(754)   $1,476    (2,736)  (2,014)
    Other income, net                                           780      780
    Minority interest                                           (23)     (23)
    Equity in losses of affiliated companies                   (100)    (100)
    Loss before income taxes                                $(2,079) $(1,357)

SOURCE  iGATE Corporation
    -0-                             05/06/2004
    /CONTACT: Michael Zugay, Chief Financial Officer of iGATE Corporation, +1-412-787-9590 /
    /Photo:  NewsCom: http://www.newscom.com/cgi-bin/prnh/20010110/IGTELOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.igatecorp.com /
    (IGTE)

CO:  iGATE Corporation; iGATE Global Solutions Ltd.; Symphoni; Quintant
     Services
ST:  Pennsylvania, Minnesota, India
IN:  CPR STW
SU:  ERN ERP CCA MAV